Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Figma, Inc. (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, par value $0.00001 per share. The following summary describes our capital stock and certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties (the “Rights Agreement”), the proxy agreement to which our co-founder, Evan Wallace, the Wu-Wallace Family Trust and our Chief Executive Officer, Chairman of the Board of Directors and President are parties (the “Wallace Proxy”), the nominating agreement to which we and our Chief Executive Officer, Chairman of the Board of Directors and President are parties (the “Nominating Agreement”), and the General Corporation Law of the State of Delaware (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, our amended and restated bylaws, the Nominating Agreement, the Wallace Proxy, and the Rights Agreement, copies of which have been filed publicly filed with the U.S. Securities and Exchange Commission (the “SEC”), and the applicable provisions of the Delaware General Corporation Law.
General
Our authorized capital stock consists of:
•10,000,000,000 shares of Class A common stock;
•350,000,000 shares of Class B common stock, par value $0.00001 per share;
•1,000,000,000 shares of Class C common stock, par value $0.00001 per share;
•100,000,000 shares of undesignated Blockchain common stock, $0.00001 par value per share; and
•200,000,000 shares of undesignated preferred stock, par value $0.00001 per share.
Common Stock
We have three series of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion rights.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock or blockchain common stock outstanding at the time, the holders of shares of our Class A common stock, Class B common stock, and Class C common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting Rights
Holders of shares of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to 15 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on all matters submitted to a vote of stockholders, unless otherwise required by law. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law. Delaware law could require either holders of our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a single class if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a series of our capital stock in a manner that affected its holders adversely.
In addition, our amended and restated certificate of incorporation provides that a separate vote of the holders of our Class B common stock is required in connection with any amendment to our amended and restated certificate of incorporation that would alter the rights of the Class B common stock, reclassify any shares of Class A common stock into shares senior to the Class B common stock, or authorize the issuance of any shares of capital stock with voting rights greater than one vote per share (other than the Class B common stock). We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.
Wallace Proxy
In March 2022, Evan Wallace and the Wu-Wallace Family Trust (each a “Grantor” and together, the “Grantors”) and Dylan Field entered into an irrevocable proxy (the “Wallace Proxy”) pursuant to which each Grantor irrevocably appointed Mr. Field, with full power of substitution, as their proxy, agent, and attorney-in-fact, with complete and unlimited authority to act, in his sole discretion, on their behalf, to vote any number of shares of our capital stock, owned or beneficially held by the Grantors (the “Wallace Proxy Shares”) at any time and from time to time on all matters submitted to a vote of stockholders at a meeting of stockholders or through the solicitation of a written consent of stockholders and for any contractual voting rights that may be applicable to the Wallace Proxy Shares. Prior to any transfer, sale, pledge, encumbrance, assignment, option, distribution, or disposition, or any agreement or commitment providing therefor, of Wallace Proxy Shares or any interest in Wallace Proxy Shares, as a condition to such transfer, the transferees shall execute an irrevocable proxy in the form and on the terms of the Wallace Proxy. The Wallace Proxy shall not apply to any Wallace Proxy Shares transferred by a Grantor if, at the time of the transfer, the Grantor is transferring (i) shares of Class B common stock that, upon completion of such transfer, automatically convert into shares of Class A common stock, or (ii) shares of Class A common stock. The Wallace Proxy shall terminate upon the earlier of: (a) the liquidation, dissolution, or winding up of the business operations of our company; (b) the explicit written consent of Mr. Field; or (c) such time as no Wallace Proxy Shares are held by (x) the Grantors, (y) Mr. Wallace’s Family Members (as defined in our amended and restated certificate of incorporation), or (z) the Grantors’ Permitted Entities (as defined in our amended and restated certificate of incorporation).

Nominating Agreement
In July 2025, we entered into a nominating agreement with Dylan Field, pursuant to which we agreed to include Mr. Field in the slate of nominees recommended by our Board of Directors for election or re-election at each stockholder meeting, and to include Mr. Field in the proxy statement for each such stockholder meeting. If our Board of Directors is classified at the time of such stockholder meeting, Mr. Field is to be nominated as a Class III director. The Nominating Agreement also provides that, subject to any limitations imposed by applicable law and our Board of Directors’ fiduciary duties to our stockholders, our Board of Directors and the Nominating and Corporate Governance Committee of our Board of Directors will take all necessary action to recommend in favor of Mr. Field’s election or re-election as a director and to solicit proxies or consents in favor thereof. The Nominating Agreement will automatically terminate upon the earliest of (a) Mr. Field’s resignation as a director, (b) Mr. Field’s death, (c) Mr. Field’s removal from the Board of Directors for cause by our stockholders, (d) the expiration of Mr. Field’s term as director if he has given notice of his intention not to stand for re-election, (e) the date upon which Mr. Field fails to satisfy his Minimum Class B Share Ownership Condition (as defined below), (f) the Final Conversion Date (as defined below) and (g) immediately prior to the sale of all or substantially all of our assets, our liquidation or dissolution, or a merger or consolidation where our stockholders cease to hold a majority of the voting power of the surviving entity or its parent.
No Preemptive or Similar Rights
Our Class A common stock, Class B common stock, and Class C common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock, Class B common stock, and Class C common stock and any participating preferred stock or blockchain common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock or blockchain common stock.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock (i) upon any transfer by the holder, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to family members, certain trusts, estate planning vehicles or similar entities over which a Qualified Stockholder (as defined in our amended and restated certificate of incorporation) holds dispositive power and voting control with respect to the shares of Class B common stock held thereby, certain Individual Retirement Accounts as defined in Section 408(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and certain partnerships, corporations, and other entities over which a Qualified Stockholder holds dispositive power and voting control with respect to the shares of Class B common stock held thereby and (ii) upon the Final Conversion Date (the “Class B Automatic Conversion”). The Final Conversion Date is (a) the date fixed by our Board of Directors, which date will be no less than 61 days and no more than 180 days following the first date on which the Founders (as defined in our amended and restated certificate of incorporation) each fail to satisfy the requirement that the applicable Founder, such Founder’s family members, and certain of such Founder’s permitted entities and transferees hold at least 30% of the issued and outstanding shares of Class B common stock (excluding any shares of Class B common stock that remain subject to vesting requirements at such time) owned of record thereby on July 30, 2025 (the “Minimum Class B Share Ownership Condition”), it being understood that this clause (a) shall not be met if only one Founder fails to satisfy his Minimum Class B Share Ownership Condition; (b) the date that is twenty-four months after the death or Disability (as defined in our amended and restated certificate of incorporation) of Dylan Field, provided, that such date may be extended but not for a total period of longer than twelve months, to a date approved by a majority of the independent directors then in office; (c) the date specified by the holders of at least eighty percent (80%) of the then outstanding shares of Class B common stock, voting as a separate class (the “Requisite Class B Holders”), or in the affirmative written election executed by the Requisite Class B Holders; or (d) the date that is 24 months following the date on which the Founders each have ceased providing services to the corporation as a director, officer, employee, and/or consultant on a continuous basis for period of more than three consecutive years; it being understood that this clause (d) shall not be met if only one Founder has ceased providing services to the corporation as a director, officer, employee, and/or consultant on a continuous basis for a period of more than three consecutive years.
Any and all outstanding shares of Class C common stock will convert automatically into Class A common stock, on a share-for-share basis, following both (a) the earliest to occur of (i) the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, (ii) the Class B Automatic Conversion, and (iii) the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class and (b) the date and time, or occurrence of an event, specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class.
Following such conversions, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into Class A common stock, the Class B common stock, and Class C common stock may not be reissued.
Undesignated Blockchain Common Stock
Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue blockchain common stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the form, designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of blockchain common stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our blockchain common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of stock entitled to vote thereon, without a separate vote of the holders of the blockchain common stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation. Our Board of Directors may use the undesignated blockchain common stock to issue common stock, or rights or options thereto, in the form of blockchain-based tokens. Our Board of Directors may authorize the issuance of such blockchain common stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of such blockchain common stock, or any rights or options thereto, while providing flexibility to us in connection with various corporate purposes, could, among other things, adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. However, the authorization of any undesignated blockchain common stock or preferred stock entitling the holder of such shares to the right to more than one vote per share must be approved by the affirmative vote of 80% of the then-outstanding shares of Class B common stock, voting as a separate class. We have no current plan to issue any shares of blockchain common stock.
Preferred Stock
Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of stock entitled to vote thereon, without a separate vote of the holders of the preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Registration Rights
Certain holders of shares of our Class A common stock and Class B common stock or their permitted transferees are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). These rights are provided under the terms of our Rights Agreement, which was entered into in connection with our convertible preferred stock financings, and include demand registration rights, Form S-3 registration rights, and piggyback registration rights. In any registration made pursuant to our Rights Agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all selling expenses, including estimated underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for any holder will be borne by the holders of the shares being registered, provided, however, that we will pay the reasonable fees and disbursements of one counsel to any selling holders not to exceed $50,000.
The registration rights terminate (i) on August 1, 2030, (ii) upon a Liquidation Event (as defined in our amended and restated certificate of incorporation), or (iii) with respect to any particular stockholder, at the time that such stockholder (a) can sell all of its registrable securities (as defined in our Rights Agreement)

under Rule 144(b)(1)(i) of the Securities Act or any successor rule thereto, or (b) owns less than 1% of our securities and can sell all of its registrable securities without any restriction on volume or manner of sale in any three-month period pursuant to Rule 144 of the Securities Act or any successor rule thereto.
Demand Registration Rights
Certain holders of our Class A common stock (including shares of our Class A common stock issuable upon conversion of shares of our Class B common stock) are entitled to demand registration rights. Under the terms of our Rights Agreement, we will be required, upon the request of holders representing a majority of the then-outstanding shares that are entitled to registration rights under our Rights Agreement, to file a registration statement on Form S-1 to register, as soon as practicable and in any event within 40 days of the date of the request, all or a portion of these shares for public resale, if the aggregate price to the public of the shares offered is at least $25.0 million, net of selling expenses. We are required to effect only two registrations pursuant to this provision of the Rights Agreement. We may postpone the filing of a registration statement no more than once during any twelve-month period for a period of not more than 90 days if our Board of Directors determines that the filing would be seriously detrimental to us. We are not required to effect a demand registration under certain additional circumstances specified in our Rights Agreement.
Form S-3 Registration Rights
Certain holders of our Class A common stock (including shares of our Class A common stock issuable upon conversion of shares of our Class B common stock) are entitled to Form S-3 registration rights. The holders representing at least 25% of the then-outstanding shares having registration rights can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $5.0 million. The holders may only require us to effect at most two registration statements on Form S-3 in any twelve-month period. We may postpone the filing of a registration statement on Form S-3 no more than once during any twelve-month period for a period of not more than 90 days if our Board of Directors determines that the filing would be seriously detrimental to us.
Piggyback Registration Rights
If we register any of our securities for public sale, certain holders of our Class A common stock (including shares of our Class A common stock issuable upon conversion of shares of our Class B common stock) having registration rights have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to employee benefit plans, a registration relating to an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our common stock, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each holder. However, the number of shares to be registered by these holders cannot be reduced (i) unless all other securities (other than securities to be sold by us) are first excluded from the offering or (ii) below 30% of the total shares covered by the registration statement, other than in the initial public offering.
Anti-Takeover Provisions
The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, our Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our Board of Directors or our governance or policy, including the following:
•Multi-Class Common Stock. Our amended and restated certificate of incorporation provides for a multi-class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets or a redomestication. As a result, Dylan Field has the ability to exercise control over those matters.
•Board of Directors Vacancies. Our amended and restated certificate of incorporation and our amended and restated bylaws authorize generally only our Board of Directors to fill vacant directorships resulting from any cause or created by the expansion of our Board of Directors, provided that, prior to the date on which the voting power of all of the then-outstanding shares of our Class B common stock represents less than a majority of the total voting power of all of the then-outstanding shares of our capital stock (such date, the “Trigger Date”), vacancies and newly created directorships may also be filled by our stockholders with the approval of a majority of the voting power of all of the then-outstanding shares of our capital stock. In addition, the number of directors constituting our Board of Directors may be set only by resolution adopted by a majority vote of our entire Board of Directors. These provisions prevent a stockholder from increasing the size of our Board of Directors and, following the Trigger Date, will prevent a stockholder from gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.
•Classified Board. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, prior to the Trigger Date, each director shall serve for a term expiring at the next annual meeting of stockholders following such director’s election. From and after the Trigger Date, subject to the special rights of the holders of any preferred stock or blockchain common stock then-outstanding, our Board of Directors will be divided into three classes of directors that will serve staggered three-year terms. The existence of a classified Board of Directors could delay a successful tender offeror from obtaining majority control of our Board of Directors, and the prospect of that delay might deter a potential offeror.

•Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that, prior to the Trigger Date, stockholders may remove directors with or without cause by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of our capital stock. From and after the Trigger Date, subject to the special rights of the holders of any preferred stock or blockchain common stock then-outstanding, stockholders may remove directors only “for cause” and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock.
•Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation provides that, from and after the Trigger Date, the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of our Board of Directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock or blockchain common stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock will be required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be adopted, amended or repealed by a simple majority vote of our Board of Directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the restated bylaws or restated certificate of incorporation that is approved by our Board of Directors and submitted to the stockholders for adoption, if two-thirds of our Board of Directors has approved such adoption, amendment, or repeal of any provisions of our amended and restated bylaws or amended and restated certificate of incorporation, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to adopt, amend, or repeal any provision of our amended and restated bylaws or amended and restated certificate of incorporation. Prior to the Trigger Date, our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of our capital stock.
•Stockholder Action; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that, from and after the Trigger Date, subject to the rights of the holders of any preferred stock then-outstanding, our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, from and after the Trigger Date, special meetings of our stockholders may be called only by a majority of our Board of Directors, the chairperson of our Board of Directors, our chief executive officer or the lead independent director thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors. Prior to the Trigger Date, stockholders will be permitted to take action without a meeting if a majority of the voting power of the then-outstanding shares of our capital stock consent thereto in writing or by electronic transmission. In addition, prior the Trigger Date, special meetings of our stockholders may be called by a majority of the voting power of the then-outstanding shares of our capital stock.

•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock and Blockchain Common Stock. Our Board of Directors has the authority, without further action by the stockholders, to issue up to 200,000,000 shares of undesignated preferred stock and 100,000,000 shares of undesignated blockchain common stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock and blockchain common stock enables our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.
•Choice of Forum. In addition, our amended and restated bylaws provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws; any action asserting a claim against us that is governed by the internal affairs doctrine; any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws or any action asserting an internal corporate claim (as defined in the DGCL). The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated bylaws provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). While there can be no assurance that federal or state courts will follow the holding of the Supreme Court of the State of Delaware which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. As Section 22 of the Securities Act creates concurrent jurisdiction for U.S. federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find the Federal Forum Provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock, Class B common stock, and Class C common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.
Listing
Our Class A common stock is listed on the NYSE under the symbol “FIG.”

11